Filed Pursuant to Rule 433 Registration No. 333-152480 Issuer Free Writing Prospectus dated August 7, 2008 Relating to Registration Statement on Form S-3

CAI International, Inc. (NYSE: CAP)(“CAI”) filed its quarterly report on Form 10-Q for the three months ended June 30, 2008 (the “Quarterly Report”) with the Securities and Exchange Commission (the “SEC”) on August 7, 2008. The Quarterly Report contains unaudited financial statements as of and for the three and six months ended June 30, 2008. CAI also filed Amendment No. 2 to its Registration Statement on Form S-3 (File No. 333-152480) (“Amendment No. 2”) with the SEC on August 4, 2008 to reflect updated financial and other data as of and for the three and six months ended June 30, 2008. You should read Amendment No. 2 and the Quarterly Report, which is incorporated by reference in Amendment No. 2, together with the other documents incorporated by reference in the registration statement.

A filed copy of Amendment No.  2 is available for review at the following Web site address: http://www.sec.gov/Archives/edgar/data/1388430/000119312508164363/ds3a.htm

Copies of the Quarterly Report and the documents incorporated by reference in Amendment No. 2 are available by visiting Edgar on the SEC Web site at www.sec.gov.

CAI has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the company has filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, CAI, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-747-3924 or 1-800-294-1322.

Any disclaimers or other notices that may appear below or elsewhere within this communication are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via an email system.